Exhibit 10.2

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is being entered into as of March __, 2023, by [______]1, individually (the “Restricted Party”), in favor of and for the benefit of Global Technology and Management Resources, Inc., a Maryland corporation (the “Company”), Castellum, Inc., a Nevada corporation (the “Parent”), and each of the Parent’s and the Company’s respective present and future successors, assigns and direct and indirect subsidiaries (together with the Parent and the Company, individually, a “Covered Party” and collectively, the “Covered Parties”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

A.       As (i) prior to the Merger, the owner of [__%] of the Company Capital Stock, (ii) following the closing (the “Closing”) of the Transaction (as defined below), the owner of [____] ([__]) shares of Buyer Common Stock, and (iii) prior to the Merger, an officer and director of the Company, the Restricted Party has obtained extensive and valuable knowledge and Confidential Information (as defined below) and has developed substantial customer relationships concerning the business of the Company that has contributed to the value of the Company.

B.       Pursuant to an Agreement and Plan of Merger dated March __, 2023, by and among the Parent, GTMR Merger Sub, Inc., a Delaware corporation (“Merger Sub”), the Company, the Restricted Party and the other parties named therein (the “Merger Agreement”), the Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the wholly-owned subsidiary of the Parent, as more fully described in the Merger Agreement (the “Transaction”).

C.       In connection with, and as a condition to the consummation of, the Transaction, and to enable the Parent to secure more fully the benefits of such Transaction, including the protection and maintenance of the Company’s goodwill and Confidential Information, the Parent has required that the Restricted Party enter into this Agreement.

D.       The Restricted Party is entering into this Agreement in order to induce the Parent to consummate the Transaction contemplated by the Merger Agreement, pursuant to which the Restricted Party will receive a material benefit, including without limitation the Closing Merger Consideration set forth in the Merger Agreement.

In order to induce the Parent to consummate the Transaction, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Restricted Party agrees as follows:

1.	Restriction on Competition.

(a)       Restriction. The Restricted Party agrees for five (5) years after the date of the Closing (the “Restricted Period”), the Restricted Party will not, within the United States of America where the Restricted Party, on behalf of the Company, has conducted business or performed work on a contract during the two (2) years prior to the Closing, including, but not limited to, New Jersey, Maryland, District of Columbia, Virginia, North Carolina, Georgia and Florida (the “Territory”), directly or indirectly (other than on behalf of a Covered Party), without the prior written consent of the Company, have an ownership interest in or participate, directly or indirectly, in the operation, financing, management or control of, become employed by, provide any advice or services (including consulting services) to or otherwise engage in, any firm, partnership, corporation, entity or business that sells, delivers or provides products or services that are similar to the products or services sold, delivered, or provided, directly or indirectly, by any Covered Party during the two (2) years prior to the Closing as it pertains to procuring activity within the United States Navy and the United States Marine Corps. pursuant to the Company’s prime contract with the Naval Surface Warfare Center, Dahlgren Division – Contract No. N0017819D7718 and Delivery Order No. N0017822F3016 (the “Restricted Business” and any Person involved in a Restricted Business, a “Competitor”). Notwithstanding the foregoing, this Section 1(a) shall not restrict Restricted Party or Restricted Party’s Affiliates from owning, as a passive investment, shares of capital stock of any Competitor if (A) such shares are listed on a national securities exchange or traded on a national market system in the United States, (B) the Restricted Party, together with any of the Restricted Party’s Affiliates and the Restricted Party’s immediate family members, owns beneficially (directly or indirectly) less than four percent (4.0%) of the total number of shares of such entity’s issued and outstanding capital stock, and (C) neither the Restricted Party nor any of the Restricted Party’s Affiliates is otherwise associated or actively involved directly or indirectly with such Competitor or any of its Affiliates.

(b)       Acknowledgment. The Restricted Party acknowledges and agrees, based upon the advice of legal counsel and his own education, experience and training, that (i) the Restricted Party possesses knowledge of Confidential Information of the Company, (ii) because of the Restricted Party’s education, experience and capabilities, the provisions of this Agreement will not prevent the Restricted Party from earning a livelihood, (iii) the Restricted Party’s execution of this Agreement is a material inducement to the Parent to enter into the Merger Agreement and to realize the Company’s goodwill, and consummate the Transactions contemplated thereby, for which the Restricted Party will receive a substantial financial benefit, (iv) it would impair the goodwill of the Company and reduce the value of the assets of the Company and cause serious and irreparable injury if the Restricted Party were to use his ability and knowledge in competition with a Covered Party, and/or to otherwise breach the obligations contained herein and that the Covered Parties would not have an adequate remedy at law because of the unique nature of the Company’s products and services, (v) the Restricted Party has no intention of competing as described in this Agreement with any Covered Party during the Restricted Period, (vi) the relevant public policy aspects of restrictive covenants, covenants not to compete and non-solicitation provisions have been discussed, and every effort has been made to limit the restrictions placed upon the Restricted Party to those that are reasonable and necessary to protect the Covered Parties’ legitimate interests, (vii) the foregoing restrictions on competition are fair and reasonable in type of prohibited activity, geographic area covered, scope and duration, (viii) the consideration provided by the Parent under this Agreement is not illusory, and (ix) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Covered Parties.

2.	No Solicitation; No Disparagement.

(a)       No Solicitation of Employees and Consultants. The Restricted Party agrees that, during the Restricted Period, the Restricted Party will not, either on his own behalf or on behalf of any other person or entity (other than the Covered Parties), directly or indirectly, (i) hire or engage as an employee, independent contractor, consultant or otherwise any Covered Party Personnel (as defined below), (ii) encourage, induce, attempt to induce, solicit or attempt to solicit any Covered Party Personnel to leave the service (whether as an employee, consultant or independent contractor) of any Covered Party, (iii) in any way adversely interfere with the relationship between any Covered Party Personnel and any Covered Party or (iv) disclose names or other information about any Covered Party Personnel to any person or entity under circumstances which are reasonably likely to lead to the use of that information for purposes of recruiting or hiring. For purposes of this Agreement, “Covered Party Personnel” means and includes any person or entity who is currently or was an employee, consultant or independent contractor of any Company within the two (2) years preceding the Closing of the Transaction to be an employee or consultant/independent contractor of a Covered Party; provided, however, that the Restricted Party (including through any Affiliate of the Restricted Party or any other Person) may make general solicitations for employment not specifically directed toward such Covered Party Personnel.

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(b)       Non-Solicitation of Customers and Suppliers. The Restricted Party agrees that, during the Restricted Period, the Restricted Party will not, individually or on behalf of any other person or entity (other than a Covered Party), directly or indirectly:

(i)       (A) induce, attempt to induce, solicit or otherwise cause any Covered Customer (as defined below) to (1) cease being a client or customer of or to not become a client or customer of any Covered Party, or (2) reduce the amount of business of such Covered Customer with any Covered Party, or otherwise to discontinue or alter, in a manner adverse to any Covered Party, such business relationship, (B) otherwise interfere with, disrupt or attempt to interfere with, reduce or disrupt, the contractual relationship between any Covered Party and any Covered Customer, including, without limitation, influencing or attempting to influence, for a purpose competitive with the products or services that are sold or provided by any Covered Party, any Covered Customer to terminate or modify any written or oral agreement with a Covered Party, (C) participate or be named as a person providing services on any bid or proposal to any Covered Customer for which a Covered Party is competing, (D) otherwise divert any business from any Covered Customer with a Covered Party, or (E) solicit for business, provide services to, engage in or do business with, or become employed or retained by, any Covered Customer for products or services that are the same as or substantially similar to the products or services that are sold or provided by any Covered Party; or

(ii)       interfere with or disrupt, any person or entity that was a vendor, supplier, distributor, agent or other service provider of a Covered Party at the time of such interference or disruption, for a purpose competitive with the products and services that are sold or provided by any Covered Party or otherwise for the purpose of influencing such Person to cease doing business in whole or in party with a Covered Party.

For purposes of this Agreement, “Covered Customer” means (A) any client or customer of the Company within the two (2) years preceding the Closing of the Transaction, and (B) any prospective client or customer to which the Company has actively marketed or has made or has taken specific action to make a proposal within the within the two (2) years preceding the Closing of the Transaction, and in each case with which Restricted Party had significant contact while employed by the Company or about whom Restricted Party has substantial interaction and knowledge of Confidential Information in the two (2) year period prior to the Closing of the Transaction (in each case, including (x) the ultimate customer and other subcontractor(s) under any subcontract, and (y) any prospective client or customer to which the Restricted Party possessed significant Confidential Information about or had significant interaction and participated in a bid with respect to such client or customer opportunity) in the two (2) year period prior to the Closing of the Transaction. If the products or services are or were provided or proposed to be provided by a Covered Party as a subcontractor to a prime contractor, “client or customer” includes the entity for whose ultimate benefit the products or services are delivered, as well as the prime contractor and any other intermediate entities to or through which the products or services are delivered.

(c)       Non-Disparagement. The Restricted Party agrees that he will not engage in any conduct that involves the making or publishing (including, without limitation, through electronic mail distribution or online social media) of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of one or more Covered Parties or their respective directors, owners, management, officers, employees, independent contractors or consultants. This provision is not applicable to (i) truthful testimony obtained through subpoena, or (ii) any truthful information provided pursuant to investigation by any governmental body. The Company agrees that it will not engage in disparaging comments or activity directed toward the Restricted Party as described above.

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3.	Confidentiality.

(a)       Non-Disclosure. The Restricted Party will keep confidential and will not, except in the performance of the Restricted Party’s duties on behalf of any Covered Party, directly or indirectly, use, disclose, reveal, publish, transfer or provide access to any and all Confidential Information. As used in this Agreement, “Confidential Information” means all material and information relating to the business, affairs and assets of the Company or other Covered Party, including, without limitation, material and information that concerns or relates to the Company’s or other Covered Party’s bidding and proposal, technical, computer hardware and software, administrative, management, operational, data processing, financial, marketing, sales, human resources, business development, strategic planning, and/or other business activities, regardless of whether such material and information is maintained in physical, electronic, or other form, that is: (i)(A) gathered, compiled, generated, produced, or maintained by such person or entity through its employees and agents, or provided to such person or entity by its suppliers, service providers, customers or equity holders; and (B) intended and maintained by such person or entity, or its suppliers, service providers, customers or equity holders to be kept in confidence; or (ii) not generally known to the public by reason other than breach of this Agreement or other misconduct. Examples of “Confidential Information” include but are not limited to bids, proposals, policies, specifications, procedures, software, programs, techniques, formulas, trade secrets, analytical models, plans, processes, managerial methods and decisions, customer names and lists, customer needs and requirements, cost and financial data, personnel files and other employee information, drawings, charts, diagrams, graphs, contracts, reports, manuals, handbooks, policies, proposals, worksheets, correspondence, memoranda, and forms.

(b)       Exceptions. The obligations set forth in Section 3(a) hereof will not apply to any information that would otherwise constitute Confidential Information but that the Restricted Party can prove (i) is known or available through other lawful sources not bound by a confidentiality agreement with, or other confidentiality obligation to, any Covered Party; (ii) is or becomes publicly known or generally known through no fault of, or other wrongdoing by, the Restricted Party or agents; (iii) the applicable Covered Party agrees in writing may be disclosed; or (iv) is required to be disclosed pursuant to an order of any administrative body or court of competent jurisdiction (provided that, if possible, (A) the applicable Covered Party is given reasonable prior written notice, (B) the Restricted Party cooperates (and causes the Restricted Party’s agents to cooperate) with any reasonable request of any Covered Party to seek to prevent or narrow such disclosure and (C) if after compliance with clauses (A) and (B) such disclosure is still required, the Restricted Party and the Restricted Party’s agents only disclose such portion of the Confidential Information that is expressly required by such order, as it may be subsequently narrowed).

4.       Notification Regarding Subsequent Employment. The Restricted Party hereby covenants and agrees to promptly, but in no event more than two (2) days, following his acceptance of any subsequent employment or consulting arrangement that the Restricted Party undertakes on behalf of persons or entities other than a Covered Party at any time during the Restricted Period that will conflict with the terms herein, notify the Parent in writing of any such arrangement, including the identity, address and telephone number of such person or entity. The Restricted Party agrees that any Covered Party may notify any person or entity employing or otherwise retaining the services of the Restricted Party or evidencing an intention of employing or retaining the services of the Restricted Party of the existence and provisions of this Agreement.

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5.       Representations and Warranties. The Restricted Party represents and warrants, to and for the benefit of the Covered Parties, that: (a) the Restricted Party has full power and capacity to execute and deliver, and to perform all of the Restricted Party’s obligations under, this Agreement; and (b) neither the execution and delivery of this Agreement nor the performance of the Restricted Party’s obligations hereunder will result directly or indirectly in a violation or breach of any agreement or obligation by which the Restricted Party is bound. By entering into this Agreement, the Restricted Party certifies and acknowledges that he has carefully read all of the provisions of this Agreement, and that the Restricted Party voluntarily and knowingly enters into this Agreement.

6.       Remedies. The Restricted Party agrees that, in the event of any breach or threatened breach by the Restricted Party of any covenant or obligation contained in this Agreement, each applicable Covered Party will be entitled (in addition to any other remedy at law or in equity that may be available, including monetary damages) to obtain the following in addition to such other remedies as the Covered Party may seek and a court of competent jurisdiction may award an injunction restraining such breach or threatened breach, without the necessity of proving actual damages or posting bond or security, which the Restricted Party expressly waives.

7.       Integration and Non-Exclusivity. This Agreement and the Merger Agreement and the documents referenced herein and therein contain the entire agreement between the Restricted Party and the Covered Parties concerning its subject matter and no other representations, promises, agreements or understandings, written or oral, concerning such subject matter will be of any force or effect. Notwithstanding the foregoing, the rights and remedies of the Covered Parties under this Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which will be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Covered Parties, and the obligations and liabilities of the Restricted Party, under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities (i) under the laws of unfair competition, misappropriation of trade secrets, or other requirements of statutory or common law, or any applicable rules and regulations and (ii) conferred by contract, including the Merger Agreement and any other written agreement between the Restricted Party and any of the Covered Parties. Nothing in the Merger Agreement will limit any of the obligations, liabilities, rights or remedies of any party, nor will any breach of the Merger Agreement or any other agreement between the Restricted Party and any of the Covered Parties limit or otherwise affect any right or remedy of the Covered Parties. Nothing in this Agreement shall supersede or otherwise negate any post-employment confidentiality, nondisclosure, nonsolicitation, noninterference, intellectual property or noncompetition obligations imposed by any other agreement between the Restricted Party and any of the Covered Parties.

8.       Severability; Blue Penciling.

(a)       Severable Provisions. If any provision of this Agreement, or any part thereof, is found or held to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof will be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof will not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) the invalidity or unenforceability of such provision or part thereof will not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision and part thereof of this Agreement is separable from every other provision and part thereof of this Agreement.

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(b)       Reformation. To the extent permitted by applicable law, if any court of competent jurisdiction determines that any part hereof is unenforceable because of the duration, geographic area covered, scope of such provision, or otherwise, such court will have the power to reduce the duration, geographic area covered or scope of such provision, as the case may be, and, in its reduced form, such provision will then be enforceable. To the extent permitted by applicable law, the Restricted Party will, at the Parent’s request, join the Parent in requesting that such court take such action.

9.	Governing Law.

(a)       This Agreement shall be governed by and construed in accordance with the internal substantive laws and not the choice of law rules of the State of Maryland.

(b)       Any legal action or other Proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in Montgomery County in the State of Maryland. The Restricted Party:

(i)       expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Montgomery County in the State of Maryland (and each appellate court located in Montgomery County in the State of Maryland), in connection with any such Proceeding;

(ii)       agrees that service of any process, summons, notice or document by U.S. mail addressed to it at the address set forth in Section 9.2 of the Merger Agreement shall constitute effective service of such process, summons, notice or document for purposes of any such Proceeding;

(iii)       agrees that each state and federal court located in Montgomery County in the State of Maryland, shall be deemed to be a convenient forum;

(iv)       hereby waives its rights to jury trial of any claim or cause of action based upon or arising out of this Agreement. Each Party acknowledges that this waiver is a material inducement to enter into this Agreement, and that each Party will continue to rely on the waiver in their future dealings. Each Party has had the opportunity to review this waiver with legal counsel and each knowingly and voluntarily waives its jury trial rights;

(v)       agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in Montgomery County in the State of Maryland, any claim by either Party that it is not subject personally to the jurisdiction of such court, that such Proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and

(vi)       agrees that the prevailing Party in such Proceeding shall be reimbursed by the other Party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

10.       Waiver. Any delay or omission by a party in exercising its rights under this Agreement, or failure to insist upon strict compliance with any term, covenant, or condition of this Agreement will not be deemed a waiver of such term, covenant, condition or right, nor will any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times. No waiver will be effective unless it is expressly set forth in a written instrument executed by the waiving party and any such waiver will have no effect except in the specific instance in which it is given.

11.       Successors and Assigns. This Agreement will be binding upon the Restricted Party and the Restricted Party’s estate, successors and assigns, and will inure to the benefit of the Covered Parties, and their respective successors and assigns. Each Covered Party may freely assign any or all of its rights under this Agreement, at any time, in whole or in part, to any person or entity which purchases a majority of or all of the equity securities (whether by equity sale, merger or otherwise) or substantially all of the assets of such Covered Party, without obtaining the consent or approval of the Restricted Party. The Restricted Party agrees that the obligations of the Restricted Party under this Agreement are personal and will not be assigned by the Restricted Party.

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12.       Third Party Beneficiaries. Each of the Parent’s and the Company’s present and future Affiliates, successors and direct and indirect subsidiaries are third party beneficiaries to all of the rights conferred to the Covered Parties by the Restricted Party under this Agreement and, as such, are entitled to enforce the terms and restrictions contained herein.

13.       Construction. The Restricted Party acknowledges that he has been represented by counsel, or had the opportunity to be represented by counsel of his choice. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. Neither the drafting history nor the negotiating history of this Agreement will be used or referred to in connection with the construction or interpretation of this Agreement.

14.       Survival of Obligations; Termination. The provisions of Section 1, Section 2, Section 6, Section 7, Section 8, Section 9, and this Section 14 shall survive the termination of this Agreement. The expiration of the Restricted Period will not relieve the Restricted Party of any obligation or liability arising from any breach by the Restricted Party of this Agreement during the Restricted Period. The Restricted Party further agrees that the time period during which the covenants contained in Section 1 and Section 2 will be effective will be computed by excluding from such computation any time during which the Restricted Party is in violation of any provision of such Sections.

15.       Amendment. This Agreement may not be changed in any respect, except by a written agreement executed by the Restricted Party and the Parent (or any successor or assign).

16.       Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of hand delivery; certified or registered mail, return receipt requested; or electronic mail transmission with confirmation of receipt by the intended addressee:

(a)       If to the Restricted Party, to the address below the Restricted Party’s name on the signature page to this Agreement; and

(b)       If to the Parent (or the Company after the Closing): Castellum, Inc., 9812 Falls Road, #299-114, Potomac, MD 20854, Attention: Jay Wright, General Counsel, Email: jwright22@msn.com, with a copy to Pillsbury Winthrop Shaw Pittman LLP, 1200 Seventeenth Street NW, Washington, DC 20036, Attention: Nicole M. Islinger, Email: Nicole.islinger@pillsburylaw.com.

17.       Electronic Signature. This Agreement may be executed by transfer of an originally signed document by facsimile, e-mail in PDF format, or other electronic means (including, without limitation, DocuSign), each of which will be as fully binding as an original document.

(Signature appears on following page.)

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IN WITNESS WHEREOF, the Restricted Party has duly executed and delivered this Agreement as of the date first above written.

RESTRICTED PARTY:

[____________], individually

Address:

Telephone No.:	( )

Electronic mail:

Signature Page to Restrictive Covenant Agreement